SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

                                      Date of Report (Date of earliest event reported):       January 31, 2012

AVT, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-53372	11-3828743
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification Number)

341 Bonnie Circle, Suite 102, Corona, CA 92880
(Address of principal executive offices)

(951) 737-1057
(Registrant’s Telephone Number)

__________________________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 31, 2012, our Board of Directors accepted the resignation of Loretta Vermette as a director of the Company.  Ms. Vermette’s resignation was not because of any disagreements with the Company on matters relating to its operations, policies or practices.

On January 31, 2012, our Board of Directors appointed Shannon Illingworth as Chairman of our Board of Directors.

Shannon Illingworth

Mr. Illingworth is the founder of AVT.  Over the past ten years, Mr. Illingworth has been the driving force behind the development of the Company.   Prior to founding AVT, Mr. Illingworth had a successful career in professional sports and played in the NFL for the Los Angeles Rams. Following his professional sports career, Shannon became Vice President of Sales for one of the largest resellers of wireless services in the Western United States.

Mr. Illingworth is the son of Ms. Loretta Vermette, our former director.  Mr. Illingworth is the son of Jon Illingworth, sole shareholder of Worth, Inc. our majority shareholder.

The Company currently compensates our Chairman with issuance of a quarterly award of a five (5) year cashless warrant to purchase up to 5,000 shares of the Company’s common stock at an exercise price of $.10 per share.  In the future, we may compensate our directors with cash compensation and for reasonable out-of-pocket expenses in attending board of directors meetings and for promoting our business.  From time to time we may request certain members of the board of directors to perform services on our behalf.  In such cases, we will compensate the directors for their services at rates no more favorable than could be obtained from unaffiliated parties.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

AVT, Inc.
/s/	Natalie Russell ________________________
By:	Natalie Russell
Its:	Chief Financial Officer